COMPLIANCE MANUAL

Code of Ethics

Policies and Procedures

Effective as of March 1, 2017

March 1, 2017

Introduction to Compliance Manual

INTRODUCTION

Redwood Investments, LLC (the “Firm”) is committed to the highest legal and ethical standards in the investment management industry. It is the responsibility of every partner, officer, and employee (each, an “Employee”) of the Firm to fulfill this commitment to ethical conduct and compliance with laws and regulations.

The Firm serves as discretionary investment manager for its clients, including separately managed accounts. The Firm’s investment strategies primarily include trading U.S. and non-U.S. equity securities.

Purpose of Compliance Manual

The Firm is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisers Act and SEC rules impose requirements on the Firm to adopt a Code of Ethics and compliance policies and procedures. Rule 204A-1 under the Advisers Act requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that at a minimum addresses personal trading by its “access persons.” Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading. In addition, Rule 206(4)-7 requires registered investment advisers to adopt written compliance procedures, review the adequacy of those procedures annually, and designate a Chief Compliance Officer to review and implement those procedures. This Compliance Manual (“Manual”) has been adopted by the Firm to comply with the Advisers Act and other applicable laws.

Chief Compliance Officer

The Firm has designated Steven Flammey to serve as the Firm’s Chief Compliance Officer, and has vested complete authority in the Chief Compliance Officer to develop appropriate compliance policies and procedures, to enforce those policies and procedures and to report any violations directly to the senior management of the Firm. The Chief Compliance Officer may designate one or more qualified persons to perform any portion of his or her requirements under this Manual. Other Employees with responsibilities under this Manual also may delegate to appropriate persons subject to their supervision (e.g., a portfolio manager may delegate certain responsibilities to a member of his or her portfolio management team).

The Chief Compliance Officer may make exceptions, on a case-by-case basis, to any of the provisions of this Manual upon a determination of the facts and circumstances involved. Approval of all such exceptions must be in writing.

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Any review that is required to be completed by the Chief Compliance Officer or his designee under this Manual must be documented. The evidence of such review must include the date of such review.

Each Employee is subject to this Manual. Employees should contact the Chief Compliance Officer if they have any questions about this Manual or any other compliance-related matters.

The Chief Compliance Officer will review this Manual at least annually with the Managing Partners and, in light of legal and business developments and experience in implementing this Manual, make changes as he deems appropriate. The Chief Compliance Officer will maintain the updated Manual as evidence that the annual review and update was completed.

Legal and Regulatory Overview

As an investment adviser, the Firm is subject to principles of fiduciary duty, which are enforceable under both the Advisers Act and state law. These principles dictate that the Firm conduct its business in a manner that places the interests of clients, including any person or entity whose assets are managed by the Firm through a separate account and any private fund advised by the Firm (collectively, “Clients”), above the interests of the Firm..

The SEC has adopted detailed rules to implement the requirements of the Advisers Act. It requires investment advisers, such as the Firm, to be conscious as fiduciaries of any potential conflicts of interest, by virtue of affiliate relationships or otherwise, to assess potential risks to clients as a result of such conflicts, and to fully disclose such conflicts and risks to clients. In addition to disclosure requirements, the Advisers Act and SEC rules impose certain direct requirements on advisers’ conduct of their business, as set forth in this Manual.

Investment advisers are also subject to portions of the other federal securities laws. For example, under certain circumstances the Firm may be required to file reports as an institutional investment manager and reports of beneficial ownership under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the broad antifraud provisions of Section 10(b) of the Exchange Act, which prohibit making material misstatements or omissions in connection with the purchase or sale of securities, could give rise to civil liability if the Firm or its Employees were to engage in such conduct.

The nature of our Clients may subject the Firm to additional regulatory schemes. As an example, if the Firm manages assets for employee benefit plans, it may become subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to those accounts. Thus, the Firm must ascertain whether a Client’s particular form of organization imposes any special regulatory requirements before undertaking to manage the Client’s assets.

The Firm is subject to examination by the SEC staff. Generally, examinations can be expected to occur approximately every two to four years. If an Employee receives any contact or inquiries from regulators, they must be referred to the Chief Compliance Officer.

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Violations and Remedies

Legal penalties for violating various SEC and other applicable laws and regulations can be severe, both for individuals involved in such unlawful conduct and for their employers. For example, breaches of insider trading proscriptions described in the Firm’s Code of Ethics can result in treble damages, jail sentences and other criminal sanctions. In addition, the full panoply of administrative sanctions available to the SEC under the Advisers Act may be imposed on the individual violator and/or the Firm, including:

  censure;

  cease and desist orders;

  limitations on the activities, functions, or operations of the Firm;

  suspension of the Firm’s registration for a specified period;

  revocation of the Firm’s registration;

  bar and suspension of an Employee from association with any investment adviser or other regulated entity.

Employee Responsibilities

As a matter of Firm policy, compliance with this Manual is a condition of continued employment with the Firm. Employees must report any violation of this Manual promptly to the Chief Compliance Officer. The Chief Compliance Officer will investigate any reported or suspected violation of the provisions of this Manual, report to the Managing Partner on the factual findings and recommend sanctions, where appropriate. Employees are required to cooperate in any investigation.

Each Employee will be required to acknowledge having read (and must retain a copy of) this Manual. (See Appendix 1 for Employee Acknowledgement form.) At least once a year, each Employee will be required to certify on the Employee Annual Certification form (see Appendix 2) that such Employee has read and understood this Manual, has complied with its requirements, and has disclosed or reported all personal securities transactions required to be disclosed or reported.

This Manual is the property of the Firm and its contents are strictly confidential. Each Employee’s copy of this Manual must be returned to the Chief Compliance Officer upon termination of employment for any reason.

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How to Use This Manual

This Manual is presented in two sections. The first is the Code of Ethics, which sets forth the ethical and fiduciary principles and related compliance requirements under which the Firm must operate and the procedures for implementing those principles. The second section contains Policies and Procedures for compliance with other requirements imposed by applicable laws and regulations, including SEC rules. Use of the word “we” (or “our”) in this Manual refers to the Firm and all its Employees.

Generally, for each topic in both the Code of Ethics and the Policies and Procedures, a summary of applicable legal requirements is provided, followed by a statement of the Firm’s policy on the issue (“Law and Policy”). After this, the procedures through which the policy will be implemented are set forth (“Procedures”). The Procedures’ goal is to specify who is responsible for compliance with the applicable legal and regulatory requirements and Firm policies and what each such responsible person must do reasonably to assure that the requirements and policies are satisfied.

Definitions

The following defined terms are used within this Manual, and reflect specific terms used in Federal and State securities laws:

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of this chapter.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Fund means an investment company registered under the Investment Company Act.

Reportable fund means: i. Any fund for which Redwood serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases Redwood must be approved by the fund's board of directors before Redwood can serve); or ii. Any fund whose investment adviser or principal underwriter controls Redwood, is controlled by Redwood, or is under common control with Redwood. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

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CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.

Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code.

Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.
2.

Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.

Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4.

Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.	Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required

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of the Firm as an investment adviser and otherwise, and you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.

Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

7.	Do Not Commit Unlawful Actions. It is unlawful and a violation of several Federal securities laws (Rule 204A-1 of the Investment Advisers Act, Rule 17j-1 under the Investment Company Act) to:
	a.	make any untrue statement of a material fact to a client;
	b.	omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
	c.	engage in any manipulative practice with respect to a client.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

On the other hand, in the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Client investment opportunities, Employees in certain situations may participate with Clients in aggregated or combined trades. Under certain limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse affect on any Client.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict an Employee’s participation in the investment decision. In making this determination, the Chief Compliance Officer will consider the following factors, among others: (i) whether any Client was legally and financially able to take

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advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

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Code of Ethics

Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as traders, officers, directors or employees of the Firm.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	trading by an insider while in possession of material non-public information, including information pertaining to specific issuers, securities or the Firm’s own positions or trades;
(b)

trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)	communicating material non-public information to others; or
(d)	trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by Firm personnel, in any securities of the issuer, will be prohibited.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include

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information about an investment adviser’s securities recommendations and Client securities holding and transactions. It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. For an exception, see section headed “Exception: Permitted and Protected Reports to Government Officials” on page 2-16. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm, for example, could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a nationally recognized statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the Firm’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal reporter was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

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What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Procedures

Identification and Prevention of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

  Report the matter immediately to the Chief Compliance Officer, who shall document the matter.

  Refrain from purchasing or selling the securities on behalf of himself or others.

  Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material non-public information, he will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, shall be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. A security shall be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Care should be taken so that such information is secure. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

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Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will review the trading activity reports of Client accounts, Employee accounts (both at the Firm and at other financial institutions) and other Firm accounts. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Securities Transactions

Law and Policy

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports.

Under the SEC definition, the term “access person” includes any Firm Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Firm policy that all partners, officers, and Employees of the Firm are access persons (“Access Persons”) for purposes of these requirements.

Transaction Reporting Requirements. It is the policy of the Firm that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all securities (including options, rights, and warrants relating to such securities) which they have or acquire any “Beneficial Interest,” except the following, which are deemed to present little opportunity for improper trading:

  direct obligations of the Government of the United States;

  money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

  money market fund shares;

  shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable).

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Beneficial Interest includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as “Access Person Accounts.”) Beneficial Interest, and therefore “Access Person Accounts,” may also include accounts of others who share the same household as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

An Access Person’s account that is managed by the Firm is exempt from the provisions below.

Pre-clearance - Initial Public Offerings, Limited Offerings and Private Placements. Access Persons are prohibited from participating in initial public offerings and limited offerings. Participation in private placements require approval of the Chief Compliance Officer, and the CCO must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the private placement investment as the Chief Compliance Officer may request.

Pre-clearance - Other Transactions. All transactions by Access Persons are subject to pre-clearance by a Managing Partner according to the procedures set forth below, except for 1) transactions in securities that are exempt from transaction reporting requirements and 2) accounts managed by the Firm, as described above. Access Persons may only execute approved transactions on the same day that the transaction was approved.

Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law. Although other short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Employees. To that end

  Access Persons are prohibited from purchasing or selling a security within seven (7) trading days before and after a transaction in that security by a client.

  Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days

Blackout Periods. For any security in which trading is not otherwise prohibited by this Code of Ethics, Employees may trade in such security except during a period beginning seven (7) trading days before and ending seven (7) trading days after trades in the security are effected for Client accounts.

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Prohibited Transactions. No Access Person may trade in any amount in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics.

Duplicate Statements. Each Employee is responsible for making certain that the Chief Compliance Officer receives at least quarterly copies of account statements for the Employee’s Access Person Accounts, no later than thirty days after the end of each quarter. The Chief Compliance Officer may require Employees to provide copies of monthly account statements and/or confirmations. All account statements will be reviewed at least quarterly by the Chief Compliance Officer in order to monitor compliance with the Code of Ethics and all securities rules and regulations.

Procedures

Duplicate Confirmation Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, the Employee shall be responsible for arranging that the financial institution send duplicate account statements (and confirmations if requested) directly to the Chief Compliance Officer at the following address:

Redwood Investments, LLC
One Gateway Center, Suite 802
Newton, MA 02458
Attention: Chief Compliance Officer

Initial and Annual Holdings Reports. Each Access Person of the Firm must disclose all securities in any Access Person Account on the Personal Securities Holdings Report (see Appendix 3) or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements.

Each Access Person shall submit to the Chief

Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in securities, as described above, in an Access Person Account. The report shall include the name of the financial instrument, date of the transaction, quantity, price and bank, broker-dealer or financial institution through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations to the Chief Compliance Officer of trades and monthly account statements for all Access Person Accounts. If there are securities that do not appear on the confirmations or account statements (e.g., a private placement approved by the Chief Compliance Officer), Employees must independently report such securities on the Quarterly Securities Transaction Report form provided as Appendix 4.

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Pre-clearance. Each Employee who wishes to effect a transaction in securities covered by the Code of Ethics, including any initial public offering or private placement, must first obtain written pre-clearance of the transaction from one of the Managing Partners. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for that day only, unless otherwise specified.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall review all account statements (and promptly review confirmations if requested) within 45 days after the end of the quarter to which they apply. Such review shall:

  address whether Employees followed internal procedures, such as pre-clearance;

  compare Employee transactions to any restrictions in effect at the time of the trade;

  assess whether the Employee is trading for his or her own account in the same financial instrument he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and

  periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Employee reports and account statements received.

Confidentiality. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Chief Compliance Officer and the Managing Partners. Records will be maintained for five years.

Violations. Penalties for violation of this Code section will be determined on a case by case basis at the discretion of the Managing Partners and the Chief Compliance Officer. While each violation is reviewed individually, specific facts and circumstances are evaluated such as the nature of the violation (whether it was a failure to follow procedure such as pre-clearance, or whether there was an actual non-compliant transaction that occurred), whether there appeared to be intent to violate or circumvent the Code, and whether the same employee has had previous violations.

The penalties for a violation may include:

  Issuance of a disciplinary memorandum or letter of reprimand;

  Requiring disgorgement of profits generated from non-compliant trades;

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  Requiring the Access Person to reverse the non-complaint trades;

  Suspension without pay or termination of employment;

  Reporting to the appropriate regulatory authorities if applicable.

Recordkeeping Requirements

(1) Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this section, and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination: (A) A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place; (B) A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs; (C) A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place; (D) A record of all persons, currently or within the past five years, who are or were required to make reports of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and (E) A copy of each report required by this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(2) A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities of IPOS and Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.

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One Gateway Center, Suite 802
Newton, MA 02458

CODE OF ETHICS CERTIFICATION

To The Board of Dreyfus BNY Mellon Funds, Inc.:

On behalf of Redwood Investments, LLC (the “Adviser”), I hereby certify that:

1)		The Adviser has adopted a written Code of Ethics (“Code”) pursuant to, and in compliance with, Rule 204A-
1 under the Investment Advisers Act of 1940, as amended;

2)		The Adviser has reviewed the Code and believes it meets all of the requirements set forth in Rule 17j-1 of the
Investment Company Act of 1940, as amended (together with the Investment Advisers Act of 1940 the
“Rules”);

3)		The Adviser has adopted procedures reasonably necessary to prevent its Access Persons (as defined in the
Rules) from violating its Code;

4)		The Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (b) of Rule 17j-1; and

5)		To the best of our knowledge, for the calendar year ended 2016, and for the period ending
February 28, 2017, there were:

	a)	no material violations of the Code or the procedures referred to in paragraph 2 above, and
	b)	no sanctions imposed by the Adviser as a result of material violations of the Code or procedures referred to in paragraph 2 above